Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of CLPS Incorporation of our report dated September 25, 2018 with respect to the consolidated financial statements of CLPS Incorporation and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission on September 25, 2018. We also consent to the reference to our firm under the wording “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

May 29, 2019